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                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-15123



                            VSI ENTERPRISES, INC.


            SUPPLEMENT NO. 3 TO PROSPECTUS DATED DECEMBER 17, 1996




        Subsequent to the date of the Prospectus, each of Fairway Capital, Limited ("Fairway") and Infinity Investors, Ltd. ("Infinity"), Selling Shareholders of the Company, converted into shares of Common Stock of the Company all outstanding Convertible Debentures held by them. Accordingly the number of shares of Common Stock to be sold pursuant to the Prospectus by Fairway and Infinity is 719,776 shares and 1,038,973 shares, respectively. Collectively, this is 241,251 fewer shares of Common Stock than originally registered by the Company on behalf of Fairway and Infinity. Accordingly, all of such 241,251 excess shares of Common Stock are hereby reallocated to Southbrook International Investments, Inc., another Selling Shareholder and holder of Convertible Debentures ("Southbrook").

        As of the date of this Supplement, Southbrook had converted $1,925,000 of Convertible Debentures into 1,515,306 shares of Common Stock of the Company. Southbrook currently holds Convertible Debentures having an aggregate principal amount of $575,000. Taking into account the 241,251 shares of Common Stock reallocated from Fairway and Infinity, there are now a total of 2,241,251 shares of Common Stock registered for the benefit of Southbrook pursuant to the Prospectus.

        Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Prospectus.





                  The date of the Supplement is May 15, 1997